EXHIBIT 16

                       [LETTERHEAD OF ARTHUR ANDERSEN LLP]


April 27, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 27, 2001 of
MKR Holdings to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


cc:      Mr. Kevin Hardy, MKR Holdings